Exhibit 10.2
FIRST AMENDMENT TO EMPLOYMENT AGREEMENT
This First Amendment (“Amendment”) to the Amended and Restated Employment Agreement dated January 22, 2021 (the “Agreement”) between Kenneth L. Pollack (the “Executive”) and AGNC Mortgage Management, LLC, a Delaware limited liability company (the “Company”), is entered into as of January 21, 2022 (“Effective Date”).
W I T N E S S E T H:
    WHEREAS, the Company and the Executive are parties to the Agreement and wish to enter into this Amendment to revise certain terms and conditions of the Agreement on and after the Effective Date;
    WHEREAS, it is in the interests of the Company that the Executive’s services continue to be available to the Company; and
    WHEREAS, it is a condition to the Executive’s continued employment by the Company that the Executive execute and deliver this Amendment, and in order to induce the Executive to continue the Executive’s employment, the Company has agreed to provide the Executive with the rights and benefits described more fully herein.
    NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and for other valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:
1.Paragraph 3(a) of the Agreement is amended and restated in its entirety to read as follows:
(a)During the Employment Period, the Executive shall serve as the Executive Vice President, General Counsel, Chief Compliance Officer and Secretary of the Company. As such, the Executive shall have the responsibilities and authorities customary for persons holding such positions and such other duties as may reasonably be designated to him by the Board.
2.Paragraph 4(b) of the Agreement is amended and restated in its entirety to read as follows:
(b)Annual Cash Bonus. With respect to each calendar year during the Employment Period, the Executive shall be eligible to earn an annual cash bonus. The actual annual bonus will be the product of the target value (the “Target Annual Bonus Amount”) and a factor based on the level of achievement of specified performance measures and goals set by the Compensation Committee (with, subject to the Compensation Committee Charter, input from the Chief Executive Officer) for such calendar year (the “Annual Performance Goals”). The factor is expected to be above 1.0 for above plan performance and below 1.0 if performance is below expectations or corporate goals are not fully met. Performance below a defined threshold level may result in no bonus payment for such measure. For the calendar year 2022 bonus to be paid in 2023, and for each calendar year thereafter, the Target Annual Bonus Amount shall be no less than 200% of the Executive’s Base Salary. The Compensation Committee (with, subject to the Compensation Committee Charter, input from the Chief Executive Officer), in its reasonable judgment and no later than ninety (90) days after the beginning of each calendar year, shall determine the weightings of each performance measure and the threshold, target and maximum for each performance goal, which in aggregate will comprise the “Corporate Scorecard” for that calendar year. Executive’s Annual Performance Goals may be a combination of the “corporate scorecard” and individual contributions of the Executive, and, the weighting thereof, as well as performance versus this criteria, shall be determined by the Compensation Committee (with, subject to the Compensation Committee Charter, input from the Chief Executive Officer), in its reasonable judgment. To the extent that specified performance measures and goals apply to other executives of the Company, the threshold, target and maximum levels associated with such specified performance measures and goals will apply to the Executive in the same manner as they apply to such other executives. Subject to the provisions of paragraph 6, the Executive must be employed on the date on which the annual cash bonus is paid in order to receive payment of any such annual cash bonus pursuant to this subparagraph 4(b). Any annual cash bonus earned pursuant to this subparagraph 4(b) shall be paid to the Executive by March 15 of the calendar year following the calendar year to which such annual cash bonus relates.
3.Paragraph 4(c) of the Agreement is amended and restated in its entirety to read as follows:
    (c)    Long-Term Incentive Awards. Beginning in the first quarter of calendar year 2022, and during the first quarter of each calendar year of the Employment Period thereafter, Executive shall be eligible to receive long-term incentive award(s), subject to approval by the Board, as part of the Company’s long-term incentive program applicable to other executives (the “Target Annual LTIA”). Beginning in the calendar year 2022 and beyond, such grants shall have an aggregate target fair value equal to no less than 200% of Executive’s Base Salary for the corresponding calendar year (initially set at $1,000,000). Annual grants will be comprised of a combination of 67% “Performance-Based Awards” that shall vest based upon the achievement of certain specified performance metrics (as determined by the Compensation Committee in its reasonable judgment) (the “Performance-Based Metrics”) measured over a multi-year performance period with the amount of shares and the associated performance targets specified at or before the grant date of the award, and 33% time-based awards that shall vest based on continued service over a multi-year period. If the Performance-Based Metrics are exceeded (as determined by the Compensation Committee in its reasonable judgment), the Executive may earn up to 200% of the target number of shares underlying the Performance-Based Award. Notwithstanding the foregoing, each Target Annual LTIA shall be subject to approval by the Board and to the terms and conditions of the Equity Plan and the applicable award agreement(s) to be entered into between AGNC and the Executive, which shall be consistent with the terms hereof.
4.Effect on Agreement. Other than as specifically amended herein, the Agreement shall remain in full force and effect.
5.Complete Agreement. This Amendment together with the Agreement embodies the complete agreement and understanding between the parties with respect to the subject matter hereof.
6.Counterparts. This Amendment may be executed in one or more counterparts (including electronically transmitted counterparts), each of which shall be deemed to be an original, but all of which together will constitute one and the same instrument.
7.Choice of Law. This Amendment shall be governed by, and construed in accordance with, the internal, substantive laws of the State of Maryland. The Company and the Executive agree that the state and federal courts located in the State of Maryland shall have jurisdiction in any action, suit or proceeding based on or arising out of this Amendment and the Company and the Executive hereby: (a) submit to the personal jurisdiction of such courts, (b) consent to service of process in connection with any action, suit or proceeding and (c) waive any other requirement (whether imposed by statute, rule of court or otherwise) with respect to personal jurisdiction, venue or service of process.

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    IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first written above.

AGNC MORTGAGE MANAGEMENT, LLC

By:	/s/ Peter Federico
Name:	Peter Federico
Title:	President and Chief Executive Officer

EXECUTIVE

/s/ Kenneth Pollack
Kenneth Pollack